                                                                      EXHIBIT 11


                                ALTRIS SOFTWARE, INC.

                   STATEMENT RE COMPUTATION OF NET INCOME PER SHARE
                                     (Unaudited)

                                                    For the three months         For the nine months
                                                    ended September 30,          ended September 30,
                                                 --------------------------    --------------------------
                                                     1997           1996          1997           1996
                                                     ----           ----          ----           ----
Net (loss) income available to common
  shareholders per consolidated
  financial statements                          $(2,537,000)    $  492,000    $(1,453,000)   $ 2,044,000
                                                -----------     ----------    -----------    -----------
                                                -----------     ----------    -----------    -----------

Primary net (loss) income per share:
Weighted average common shares                    9,587,000      9,420,000      9,575,000      8,967,000
Common stock equivalents:
  Common stock options                                    -        200,000              -        295,000
  Convertible preferred stock and
    convertible note                                      -         31,000              -        152,000
  Common stock warrants                                   -              -              -              -
                                                -----------     ----------    -----------    -----------

Weighted average shares outstanding               9,587,000      9,651,000      9,575,000      9,414,000
                                                -----------     ----------    -----------    -----------
                                                -----------     ----------    -----------    -----------

Fully diluted net (loss) income per share:
Weighted average common shares                    9,587,000      9,420,000      9,575,000      8,967,000
Common stock equivalents:
  Common stock options                                    -        200,000              -        295,000
  Convertible preferred stock and
    convertible note                                      -         31,000              -        152,000
  Common stock warrants                                   -              -              -              -
                                                -----------     ----------    -----------    -----------

Weighted average shares outstanding               9,587,000      9,651,000      9,575,000      9,414,000
                                                -----------     ----------    -----------    -----------
                                                -----------     ----------    -----------    -----------

Net (loss) income per share:
  Primary                                       $      (.26)    $      .05    $      (.15)   $       .22
                                                -----------     ----------    -----------    -----------
                                                -----------     ----------    -----------    -----------

  Fully diluted                                 $      (.26)    $      .05    $      (.15)   $       .22
                                                -----------     ----------    -----------    -----------
                                                -----------     ----------    -----------    -----------


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